Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Appointment of New Independent Director

Accomplished Industrial Manufacturing, Aerospace, and Defense Industry Veteran Adds Global Operations and Financial Expertise to NRG Board of Directors

HOUSTON—February 04, 2026— NRG Energy, Inc. (NYSE: NRG) today announced that Sanjay Kapoor has been appointed to its Board of Directors, effective February 3, 2026. Mr. Kapoor also will serve on the Board’s Audit Committee.

“Sanjay brings decades of financial insight and seasoned leadership to our Board, and we are pleased to have him join NRG,” said Larry Coben, Chair and Chief Executive Officer. “His demonstrated judgement and extensive experience overseeing complex public companies will further strengthen our Board’s oversight and help advance long-term value for our shareholders and customers.”

His appointment brings NRG’s Board to 11 members and further strengthens its collective expertise across industrial, financial, and operational leadership.

About the New Director

Sanjay Kapoor

With more than 30 years of experience in senior financial and operational roles, Mr. Kapoor has built a career shaped by rigorous oversight and leadership across highly regulated and technically complex industries.

Mr. Kapoor, age 65, is the retired (2019) Executive Vice President and CFO of Spirit AeroSystems. Prior to Spirit AeroSystems, Mr. Kapoor held leadership positions at industry-leading defense and aviation sector companies Raytheon (2004 – 2013) and United Technologies (1990 – 2004). At Raytheon, he led the Integrated Air and Missile Defense Systems, including the Patriot and Hawk programs. During his final three years at Raytheon, he oversaw all business execution activities, doubling revenue over the period. Earlier, he served as the Division’s Chief Financial Officer, providing leadership to more than 650 finance professionals across the United States, Germany, Australia, and the Middle East.

Mr. Kapoor also has significant board experience, including Crane Company (NYSE:CR; 2023 – present), SAAB, Inc. (2021 – present), and Black & Veatch (2018 – 2025), where he has contributed to governance and oversight in industrial and technology-driven markets. He holds an MBA from the University of Pennsylvania and a BA from the Indian Institute of Technology.

PRESS RELEASE

About NRG

NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in dependable and competitive energy markets and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future. Visit nrg.com for more information, and connect with us on Facebook, Instagram, LinkedIn, and X.

Media

Ann Duhon
NRGMediaRelations@nrg.com

Investors

Brendan Mulhern
609.524.4767
Investor.relations@nrg.com